Exhibit 99.4

September 16, 2022

Board of Directors
VMware, Inc.
3401 Hillview Avenue
Palo Alto, CA 94304

Re:	Amendment No. 2 to the Registration Statement on Form S-4 of Broadcom Inc. (File No. 333-266181), filed September 16, 2022 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 26, 2022 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Broadcom Inc. (“Parent”) and its affiliates) of the outstanding shares of Class A common stock, par value $0.01 per share, of VMware, Inc. (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid to such holders, pursuant to the Agreement and Plan of Merger, dated as of May 26, 2022, by and among Parent, the Company, Verona Holdco, Inc., a direct wholly owned subsidiary of the Company (“Holdco”), Verona Merger Sub, Inc., a direct wholly owned subsidiary of Holdco, Barcelona Merger Sub 2, Inc., a direct wholly owned subsidiary of Parent, and Barcelona Merger Sub 3, LLC, a direct wholly owned subsidiary of Parent.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated therein.  We understand that the Company has determined to include our Opinion Letter in the Registration Statement.  In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of VMware’s Financial Advisors—Opinion of Goldman Sachs,” “The Transactions—Background of the Transactions,” “The Transactions—VMware’s Reasons for the Transactions; Recommendation of the VMware Board of Directors,” “The Transactions—Opinions of VMware’s Financial Advisors—Opinion of Goldman Sachs” and “The Transactions—Certain Financial Projections Utilized by the VMware Board of Directors and VMware’s Financial Advisors” and to the inclusion of the Opinion Letter in the Proxy Statement/Prospectus included in the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)